Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Johnson & Johnson

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	4.800% Notes due 2029	Rule 457(r)(1)	$1,150,000,000	99.879%	$1,148,608,500	$0.00014760	$169,534.62

Fees to Be Paid	Debt	4.900% Notes due 2031	Rule 457(r)(1)	$1,150,000,000	99.910%	$1,148,965,000	$0.00014760	$169,587.24

Fees to Be Paid	Debt	4.950% Notes due 2034	Rule 457(r)(1)	$850,000,000	99.943%	$849,515,500	$0.00014760	$125,388.49

Fees to Be Paid	Debt	5.250% Notes due 2054	Rule 457(r)(1)	$850,000,000	99.923%	$849,345,500	$0.00014760	$125,363.40

Fees Previously Paid	—	—	—	—		—	—	—

	Total Offering Amounts					$3,996,434,500		$589,873.75

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$589,873.75

(1)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), Johnson & Johnson (the “Company”) initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-269836), filed with the Securities and Exchange Commission (the “SEC”) on February 16, 2023. This filing fee exhibit is in connection with a final prospectus supplement dated May 13, 2024, filed by the Company with the SEC pursuant to Rule 424(b) of the Securities Act.